Exhibit 99.1

Press Release

Contact:

Karen Dodos

Exact Sciences Corp.

508 683-1200

For Immediate Release

Exact Sciences Announces Fourth-Quarter and Year-End 2008 Financial Results

Marlborough, Mass., March 30, 2009 — EXACT Sciences Corp. (NASDAQ: EXAS) today announced its financial results for the fourth quarter and year ended Dec. 31, 2008.

EXACT reported net revenues for the fourth quarter of 2008 of ($0.1) million, compared to net revenues of ($0.6) million for the same period of 2007.  The quarterly increase in net revenues compared to the same quarter of 2007 was driven by lower charges to product royalty revenue in connection with a third-party royalty reimbursement obligation to Laboratory Corporation of America Holdings (LabCorp).  During the quarters ended Dec. 31, 2007, and Dec. 31, 2008, EXACT recorded $1.0 million and $0.45 million, respectively, in charges related to the third-party royalty obligation to LabCorp.  These charges resulted in negative net product royalty revenue in both quarters.  Based on LabCorp sales volumes as of Dec. 31, 2008, and future LabCorp sales volumes anticipated by the company, EXACT had accrued a total of $3.45 million related to the potential $3.5 million total obligation to LabCorp, compared to $1.2 million at Dec. 31, 2007.  To the extent payments are due to LabCorp for the last two measurement periods, $1.0 million would be due in each of January 2010 and January 2011.

The company reported net revenues for the year ended Dec. 31, 2008 of ($0.9) million, compared to $1.8 million for full-year 2007.  This decrease was due primarily to a $1.5 million reduction in non-cash license fee amortization revenues in 2008, compared to the prior year. This reduction resulted from the June 2007 amendment of the company’s license agreement with LabCorp, which extended the agreement’s exclusive period to December 2010.  As a result of this extension, the remaining unamortized up-front license fees that LabCorp previously paid to EXACT are now being recognized over a longer period of time, resulting in lower non-cash license fee amortization as compared to prior periods.  The revenue decrease was also due to an increase of approximately $1.0 million in charges to product royalty revenue in connection with a third-party royalty obligation payable to LabCorp, as discussed above.  The company recorded charges of $1.2 million and $2.25 million during the years ended Dec. 31, 2007, and Dec. 31, 2008, respectively, in connection with the third-party royalty obligation to LabCorp.

EXACT reported a net loss for the fourth quarter of 2008 of $2.1 million, or $0.08 a share, compared to $4.0 million, or $0.15 a share, for the same period of 2007.  For full-year 2008, the company reported a net loss of $9.7 million, or $0.36 a share, compared to $12.0 million, or $0.44 a share for the prior year.

EXACT’s total operating expenses decreased by 44 percent to $2.0 million for the quarter ended December 31, 2008, from $3.6 million for the same period of 2007.  This decrease was due primarily to a reduction of $1.2 million in research and development expenses resulting from the July 2008 cost-reduction actions, which included the suspension of the company’s proposed clinical validation study of its Version 2 technology, the elimination of eight positions, and the renegotiation of certain fixed commitments.  The company also recorded lower restructuring charges during the fourth quarter of 2008, compared to the fourth quarter of 2007.  These charges related to the consolidation and sublease of certain of the company’s leased space.

EXACT reported total operating expenses for full-year 2008 of $9.1 million, a decrease of 38 percent from $14.6 million in full-year 2007.  This decrease was due mainly to lower expenses across the company’s research and development activities, which resulted from the previously referenced cost reduction actions.  General and administrative expenses decreased by approximately 14 percent during full-year 2008 compared to full-year 2007 as a result of a $1.8 million combined decrease from lower non-cash stock-based compensation expense and decreases in salary, benefit and other costs due to lower general and administrative headcount.  These decreases were partially offset by an increase of $0.8 million in professional fees in connection with the company’s strategic review process, its reimbursement efforts with the Centers for Medicare & Medicaid Services and its regulatory efforts with the U.S. Food and Drug Administration.  There were no sales and marketing expenses for the year ended December 31, 2008, compared with $1.0 million for the prior year, as a result of the elimination of the company’s sales and marketing functions on August 31, 2007.

The company recorded restructuring charges of $0.6 million for the year ended December 31, 2008, compared with $1.2 million in full-year 2007.  Restructuring charges in 2008 consisted of approximately $0.5 million during the third quarter in connection with the previously-referenced July 2008 cost-reduction actions.  The company recorded an additional charge of $0.1 million during the fourth quarter of 2008 in connection with the sublease of certain of its leased space at its headquarters.

The company had approximately $4.9 million in unrestricted cash and cash equivalents at Dec. 31, 2008, compared to unrestricted cash, cash equivalents and short term investments of $12.6 million at Dec. 31, 2007.  As previously announced, on Jan. 27, 2009, EXACT consummated a strategic relationship with Genzyme Corp. In connection with the transaction, EXACT received $22.65 million at closing, with an additional $1.85 million to be received by July 2010, subject to the non-occurrence of certain events.

EXACT will not hold a conference call to discuss its fourth-quarter and year-end 2008 results.  On March 18, 2009, the company announced the hiring of Kevin T. Conroy as president and chief executive, and Maneesh K. Arora as chief financial officer.  The company plans to resume quarterly conference calls with its new management team in connection with the release of its first-quarter 2009 financial results.

About EXACT Sciences Corp.

EXACT Sciences Corp. is a molecular diagnostics company focused on colorectal cancer.  The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer.  Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning LabCorp’s future sales volumes and the timing of future investor conference calls. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, EXACT Sciences’ ability to regain compliance with NASDAQ continued listing requirements, changes in FDA guidance or policy; the success of EXACT’s strategic relationship with Genzyme; the risks of litigation; the ability to attract prospective collaborators or other parties to enter into a collaboration, acquisition or other strategic transaction with EXACT; the ability to raise additional capital on acceptable terms; the success of its strategic relationship with LabCorp; EXACT Sciences’ ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ technologies; the ability to increase the performance its technologies; the ability of EXACT Sciences or LabCorp to lower the cost of stool-based DNA screening technologies through automating and simplifying key operational processes; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; and the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

(tables follow)

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, except per share data	2008	2007	2008	2007
Revenue:
Product royalty fees	$(447)	$(943)	$(2,234)	$(1,137)
License fees	338	337	1,351	2,857
Product	—	6	16	78
	(109)	(600)	(867)	1,798
Gross profit (loss):
Product royalty fees	(447)	(943)	(2,235)	(1,141)
License fees	338	337	1,351	2,857
Product	—	6	16	33
	(109)	(600)	(868)	1,749

Operating Expenses:
Research and development (1)	70	1,269	2,034	4,887
General and administrative (1)	1,868	1,991	6,469	7,541
Sales and marketing (1)	—	(18)	—	991
Restructuring (1)	70	358	602	1,177
	2,008	3,600	9,105	14,596

Loss from operations	(2,117)	(4,200)	(9,973)	(12,847)

Interest income	8	181	232	888

Net loss	$(2,109)	$(4,019)	$(9,741)	$(11,959)

Net loss per share - basic and diluted	$(0.08)	$(0.15)	$(0.36)	$(0.44)

Weighted average common shares outstanding - basic and diluted	27,296	27,088	27,212	26,945

(1)   Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$4	$61	$89	$541
General and administrative	178	258	918	1,889
Sales and marketing	—	(18)	—	202
Restructuring	—	—	3	174

EXACT SCIENCES CORPORATION

Condensed Consolidated Unaudited Balance Sheet Data

(In thousands)

	December 31,	December 31,
	2008	2007
Assets
Unrestricted cash and cash equivalents	$4,937	$4,486
Short-term investments	—	8,101
Prepaid expenses	190	275
Property and equipment, net	76	601
Patent costs, net of accumulated amortization	95	432
Restricted cash	600	700
Total assets	$5,898	$14,595

Liabilities and stockholders’ equity (deficit)
Total current liabilities	$5,031	$4,406
Third party royalty obligation, less current portion	1,950	1,200
Deferred licensing fees, less current portion	1,350	2,701
Total stockholders’ equity (deficit)	(2,433)	6,288
Total liabilities and stockholders’ equity (deficit)	$5,898	$14,595

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